EXHIBIT 12
              BellSouth Telecommunications Inc.
          Computation Of Earnings To Fixed Charges
                    (Dollars In Millions)




                                              For the Nine
                                              Months Ended
                                             September 30,
                                                  1995
1. Earnings

   (a) Income from continuing operations
before deductions for taxes and interest         $2,907.5

   (b) Portion of rental expense
representative of interest factor                    53.0

     TOTAL                                       $2,960.5

2. Fixed Charges

   (a) Interest                                    $438.3

   (b) Portion of rental expense
representative of interest factor                    53.0

     TOTAL                                         $491.3

   Ratio (1 divided by 2)                            6.03